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                                                                    EXHIBIT 99.4


Contact:  F. Richard Nichol, Ph.D.           Robert R. Holmen
          CHAIRMAN OF THE BOARD              VICE PRESIDENT AND GENERAL COUNSEL
          PRESIDENT AND CHIEF EXECUTIVE OFFICER

          Donna D. Slade
          ASSISTANT DIRECTOR, INVESTOR RELATIONS/PUBLIC RELATIONS
          949/753-6110

     COCENSYS, INC. AGREES TO SELL ITS HOLDINGS IN CYTOVIA, INC.

     COMPANY USING PROCEEDS TO REPURCHASE SHARES OF ITS SERIES E PREFERRED STOCK

IRVINE, CALIFORNIA/PR NEWSWIRE/MAY 11, 1999 - CoCensys, Inc. (Nasdaq: COCND) today announced that it has entered into an agreement to sell all of its stockholdings in Cytovia, Inc., for an aggregate purchase price of $3.3 million. Consummation of this transaction is subject to certain conditions; however, CoCensys anticipates closing the transaction in May 1999. Cytovia was formed in 1998 as a technology spin-off from CoCensys to commercialize apoptosis inhibitor and screening cell technology; among other rights, CoCensys had retained an equity stake in Cytovia as part of the spin-off.

The purchasers consist of entities affiliated with Domain Associates, L.L.C., a venture capital management company. One of the directors of CoCensys is also a managing member of Domain Associates, L.L.C., and certain of the entities purchasing shares of Cytovia from CoCensys currently are stockholders in either or both of CoCensys and Cytovia.

CoCensys has also entered into agreements with holders of its Series E Convertible Preferred Stock to repurchase up to 3,180 shares ($3.18 million face value) of its Series E Preferred Stock, using proceeds from its sale of the Cytovia shares. The repurchase price for each share equals the face value ($1,000) plus accrued dividends at 7.5% per annum, plus a 5% premium.

"We are pleased to have the opportunity to realize substantial value from our holdings in Cytovia so soon after forming that entity; it is tribute to the early success that Cytovia has achieved under the guidance of Eckard Weber, M.D.," said F. Richard Nichol, Ph.D., Chairman of the Board, President and Chief Executive Officer of CoCensys. "We believe that our shareholders will benefit from reducing the amount of outstanding Series E Preferred Stock, and the holders of that Series E Preferred Stock have been very cooperative in working with CoCensys to complete this repurchase."

As part of the repurchase agreements, the holders agreed not to convert additional shares of Series E Preferred Stock prior to July 29, 1999; however, the holders are entitled to convert if certain conditions apply, including the following: (i) CoCensys' common stock is trading above $1.00 per share or at least 120% of the then-applicable conversion price for the Series E Preferred Stock; (ii) CoCensys' common stock no longer is trading on the Nasdaq National


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Market or Nasdaq SmallCap Market; or (iii) CoCensys has announced that it is being sold pursuant to a merger or sale of all or substantially all of its assets.

Based on the anticipated receipt of proceeds from the sale of the Cytovia shares, CoCensys has completed repurchase of $1.59 million of Series E Preferred Stock in exchange for payments totaling $1.8 million. CoCensys is obligated to purchase an additional $1.59 million of Series E Preferred Stock on or before May 20, 1999, upon consummation of sale of its Cytovia shares. Based on the shares repurchased to date, as of May 7, 1999, $3.44 million of Series E Preferred Stock remain outstanding; if CoCensys is able to repurchase the additional $1.59 million, $1.86 million of Series E Preferred Stock will remain outstanding at that time.

NASDAQ LISTING

As previously reported, Nasdaq notified CoCensys by letter dated December 1, 1998, that it was not in compliance with the $1.00 minimum closing bid price requirement for the continued listing of CoCensys' common stock. A hearing on this issue was held April 29, 1999.

As of May 10, 1999, Nasdaq had not delisted CoCensys' common stock nor notified CoCensys of the results of the hearing. As of May 10, 1999, the minimum closing bid price for CoCensys' common stock remains below $1.00 per share, and the market value of CoCensys' common stock held by non-affiliates has fallen below the $5 million minimum requirement to remain listed on the Nasdaq National Market.

Based on the outcome of the hearing, CoCensys' shares may continue to trade on the Nasdaq National Market, CoCensys may be granted a further temporary stay of delisting, CoCensys' shares may be moved temporarily or permanently to the Nasdaq SmallCap Market or the shares may be delisted from Nasdaq. If the shares are delisted, they likely would be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc., or the NASD Electronic Bulletin Board.

CoCensys is a biopharmaceutical company that discovers and develops products for the treatment of neurological and psychiatric disorders. CoCensys' product development programs focus on novel small molecule compounds for the treatment of epilepsy, anxiety, Parkinson's and other neurodegenerative diseases, neuropathic pain, migraine, insomnia and stroke. CoCensys has development programs with the Wyeth-Ayerst Laboratories Division of American Home Products Corporation to develop analogs of naturally-occurring neuroactive compounds, "epalons," for the treatment of anxiety, with Parke-Davis, a division of Warner-Lambert Company, to identify and develop subtype-selective NMDA receptor antagonists for the treatment of a variety of neurological and psychiatric diseases, and with Senju Pharmaceutical and Parke-Davis for the exploration of ophthalmic indications of CoCensys' glutamate receptor antagonist compounds. More information about CoCensys is available on its web site at www.cocensys.com.

This press release includes forward looking statements that involve a high degree of financial, technological, regulatory and competitive risks and uncertainties inherent to early stage


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biopharmaceutical companies.  These forward looking statements include the anticipated consummation of the sale of CoCensys' holdings in Cytovia, the benefit to shareholders of the repurchase of Series E Preferred Stock and the actions that Nasdaq may take with respect to trading in and the listing of CoCensys common stock. Actual results may differ due to a number of factors, including the following: closing of sale of CoCensys' holdings in Cytovia remains subject to conditions not completely within the control of CoCensys; Nasdaq rules, regulations and procedures may vary or be interpreted differently in the future; no assurances can be made that the minimum bid price for CoCensys' common stock will reach or exceed $1.00 per share or that CoCensys will continue to meet the other requirements to maintain listing of its common stock on the Nasdaq National Market; and such other factors as discussed in CoCensys' most recent Form 10-K and Form 10-Q.





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